Exhibit 99.1

Limited Implications for SEI Funds from Lehman and AIG News

By: SEI Investment Management Unit

9/15/2008 6:45:00 PM

Over the past weekend and today, several significant announcements were made affecting global financial markets. First Lehman Brothers announced its decision to file for bankruptcy. While this was not totally unexpected, the relative size and influence of Lehman across global markets is significant. More surprising was that Bank of America withdrew its interest in Lehman and announced a takeover of Merrill Lynch, a move that will make BoA the largest retail broker in the US. Finally, AIG, one of the world’s largest insurers, is reported to have requested additional capital funding. These, and other developments this past weekend, have greatly contributed to the market reaction today.

In response to these events, we wanted to update SEI clients on the impact on our Funds. Specifically;

SEI-sponsored Money Market Funds – The SEI-sponsored money market funds do not have exposure to either Lehman or AIG.

SEI Funds – SEI funds have an insignificant equity exposure to Lehman and although we are in the process of assessing the impact of the Lehman debt, we have been monitoring Lehman’s condition for some time and had reduced our exposure consistent with the investment objectives of the funds. The actions taken to reduce our exposure have caused short-term performance pressure in a small number of our funds.

The record volatility witnessed over the past year has been difficult to manage, and the immediate future does not provide signs of stability. However, it is in these challenging times that SEI continues to believe that a diversified, active investment management approach provides investors the opportunity to achieve their long-term investment goals. We will continue to monitor the changing environment and look to provide investors with the appropriate levels of market exposure to meet their investment objectives.